UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2014

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-9936	EDISON INTERNATIONAL	California	95-4137452
1-2313	SOUTHERN CALIFORNIA EDISON COMPANY	California	95-1240335

2244 Walnut Grove Avenue (P.O. Box 976) Rosemead, California 91770 (Address of principal executive offices)	2244 Walnut Grove Avenue (P.O. Box 800) Rosemead, California 91770 (Address of principal executive offices)
(626) 302-2222 (Registrant's telephone number, including area code)	(626) 302-1212 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report and its exhibit[s] include forward-looking statements. Edison International and Southern California Edison Company based these forward-looking statements on their current expectations and projections about future events in light of their knowledge of facts as of the date of this current report and their assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Edison International and Southern California Edison Company. Edison International and Southern California Edison Company have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Edison International's and Southern California Edison Company's combined Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Item  1.01    Entry Into A Material Definitive Agreement
On September 23, 2014, Edison International's subsidiary, Southern California Edison Company ("SCE"), San Diego Gas & Electric Company, The Utility Reform Network, the California Public Utilities Commission ("CPUC") Office of Ratepayer Advocates, Friends of the Earth and the Coalition of California Utility Employees (collectively, the “Settling Parties”) signed an amended Settlement Agreement ("Amended Settlement Agreement") in the San Onofre Nuclear Generating Station Units 2 and 3 Order Instituting Investigation proceeding (“OII”). The original Settlement Agreement ("Settlement Agreement") was summarized in a Current Report on Form 8-K filed on March 27, 2014. The Amended Settlement Agreement reflects changes requested by the Assigned Commissioner and Administrative Judges’ Ruling that was issued on September 5, 2014. The changes adjust the customer/ratepayer portion of third party recoveries, address increased emissions, and increase oversight of revised rate calculations by the CPUC, among other matters. The following summary of the changes contained in the Amended Settlement Agreement is qualified in its entirety by reference to the complete text of the Amended Settlement Agreement, which is Exhibit B of the filing made by the Settling Parties on September 24, 2014 and is filed as Exhibit 99.1 to this Current Report.
The substantive changes are summarized as follows:
•Mitsubishi Heavy Industries, Ltd. and related companies (“MHI”) designed and supplied the replacement steam generators for San Onofre Units 2 and 3. Any recoveries obtained from MHI, net of legal costs incurred in pursuing such recoveries, will be allocated 50% to ratepayers and 50% to SCE. Under the Settlement Agreement, any recoveries obtained from MHI, net of legal costs incurred in pursuing such recoveries, were to be allocated as follows: (1) 85% of the first $100 million to SCE, and 15% to ratepayers; (2) 66.67% of the next $800 million to SCE, and 33.33% to ratepayers; and (3) 25% of any additional recoveries to SCE, and 75% to ratepayers.
•San Onofre carries accidental property damage and carried accidental outage insurance issued by the Nuclear Electric Insurance Limited (“NEIL”). Any recoveries obtained from NEIL under the outage policy, net of legal costs incurred in pursuing such recoveries from NEIL, will be allocated 95% to the ratepayers and 5% to SCE. Under the Settlement Agreement, any recoveries from NEIL, net of legal costs incurred in pursuing such recoveries, would have been allocated 82.5% to ratepayers and 17.5% to SCE.
•The Settlement Agreement gives SCE the option to exclude the regulatory assets to be amortized pursuant to the Agreement from SCE's ratemaking capital structure and to finance those assets solely with debt. If SCE selects that option and finances the regulatory assets at a cost lower than the return authorized by the Settlement Agreement, then under the Amended Settlement Agreement the savings will be shared equally between ratepayers and SCE. Under the Settlement Agreement, there would have been no sharing of potential financing savings.
•Provisions were added to the Amended Settlement Agreement regarding the funding of a Research, Development and Demonstration program at the University of California that is intended to develop technologies and methodologies to reduce greenhouse gas emissions, particularly at existing and future California power generating plants that will be replacing the power generated by the San Onofre plant that would total approximately $4 million per year for five years for SCE's share.

•CPUC oversight of implementation was enhanced by adding provisions to the Amended Settlement Agreement that:
◦allow the CPUC to review documentation of any final resolution of claims against MHI and NEIL and documentation of associated litigation costs; and
◦allow the CPUC to review the litigation costs incurred in pursuing claims against MHI and NEIL to ensure that they are not exorbitant in relation to the recovery obtained.
•Changes were added as requested to clarify that:
◦the utility Settling Parties' Energy Resource Recover Account ("ERRA") balances will be subject to the normal CPUC compliance review; and
◦the Amended Settlement Agreement constitutes a complete resolution of the OII and will have the effect as set forth in the CPUC's rules.
•The date by which any party may terminate the Amended Settlement Agreement has been extended from October 3, 2014 to December 23, 2014.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
See the Exhibit Index below.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDISON INTERNATIONAL
(Registrant)

/s/ Mark C. Clarke
Mark C. Clarke
Vice President and Controller

Date: September 24, 2014

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)

/s/ Connie J. Erickson
Connie J. Erickson
Vice President and Controller

Date: September 24, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1
Joint Submission Of Southern California Edison Company, San Diego Gas & Electric Company, The Utility Reform Network, The Office Of Ratepayer Advocates, Friends Of The Earth, And The Coalition Of California Utility Employees Of Amended Settlement Agreement In Compliance With Assigned Commissioner And Administrative Law Judges’ Ruling, dated September 24, 2014